BOC FINANCIAL CORP
                            107 South Central Avenue
                       Landis, North Carolina 28088-1503


                               September 15, 1999

                                 PRESS RELEASE
                             FOR IMMEDIATE RELEASE


For Further Information Contact:
Stephen R. Talbert, President and CEO
(704) 857-7277


             BOC FINANCIAL CORP DECLARES RETURN OF CAPITAL DIVIDEND

Landis, North Carolina. On September 9, 1999 the Board of Directors of BOC Financial Corp declared a one time return of capital dividend in the amount of $3.50 per share payable October 8, 1999 to shareholders of record on September 24, 1999. In declaring the dividend, the Board of Directors noted that the company and its subsidiary, Bank of the Carolinas, remain "well capitalized" and that the aggregate cash dividend of $2,817,500 would not have an impact on the operations of either the corporation or the bank subsidiary. Mr. Stephen Talbert, President commented: "Being so overly capitalized as we are has had a negative impact on our performance ratios as compared to our peers. The Board of Directors believes that this prudent step of a small reduction in our capital base will be helpful in that regard."


                              ***END OF RELEASE***


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